Exhibit 99

News Release	[MAGELLAN LOGO]

NYSE: MMP

Date:	Nov. 21, 2003

Contact:	Paula Farrell
(918) 573-9233
paula.farrell@magellanlp.com

Magellan Midstream Partners Announces Unitholder Approval to

Convert Class B Common Units

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) announced today that common unitholders approved the conversion of all 7.8 million class B common units into an equal number of common units.

The class B common units are now convertible into an equal number of common units from time to time at the option of the holder. These units are currently held by an entity owned jointly by private equity firms Madison Dearborn Partners and Carlyle/Riverstone. This entity is also the owner of the partnership’s general partner.

Neither the results of the affirmative vote today, nor any conversions of class B common units to common units, will change the total number of units outstanding or the distribution per unit.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P., formerly Williams Energy Partners L.P., is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at www.magellanlp.com.

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the partnership believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.